Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made on July 18, 2006 by and between Crdentia Corp., a Delaware corporation (the “Company”), and James J. TerBeest (“Executive”).

RECITALS

A.   The Company and Executive entered into an Executive Employment Agreement dated May 31, 2005 (the “Employment Agreement”).

B.   Each of the Company and Executive desire to amend certain provisions of the Employment Agreement.

In consideration of the foregoing and the promises and covenants contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows.  Any capitalized terms not otherwise defined herein shall have the meanings given such terms in the Employment Agreement:

1.      Addition of Section 2(f).  Section 2 of the Employment Agreement is hereby amended to add Section 2(f) which shall read as follows:

“f.     In the event that, during the term of this Agreement, the Company closes a sale transaction which constitutes a Change in Control, Executive shall be entitled to receive a bonus in the amount of one-half percent (0.5%) of the Total Consideration actually paid to the Company’s stockholders in connection therewith.  As used herein, the term “Total Consideration” shall mean the aggregate consideration actually paid to the stockholders of the Company in respect of capital stock of the Company owned by such stockholders and shall not include “earn-out”, escrow, hold back or similar contingent payments unless and until such amounts are actually paid to the stockholders of the Company.  Such payment(s) shall be made at the same time(s) and in the same form and combination (whether in cash, securities or other property) as the form and combination in which the Total Consideration is paid to the stockholders in respect of their ownership of the Company’s capital stock.  For purposes of this Agreement, “Change in Control” means:

(i)     a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation;

(ii)    a stockholder approved sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)   a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s resulting interest is less than fifty percent (50%);

(iv)   any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(v)    on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the securities of the combined voting power of the Company’s outstanding securities; or

(vi)   a majority of the members of the Company’s board of directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of such appointment or election.”

2.      Amendment of Section 1(d).  Section 1(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“d.    In furtherance of the employment relationship contemplated by this Agreement, Executive agrees to relocate his principal residence to Dallas, Texas promptly (and in any event within thirty (30) days) following Executive’s sale of all of the following properties (collectively the “Properties”):  (i) 630 Short Street, Elizabethtown, KY; (ii) 1900 Buck Grove Road, Ekron, KY; and (iii) 716 Highwood Drive, Louisville, KY.  Executive agrees to use commercially reasonably efforts to sell the Properties.  Prior to the sale of the Properties, the Company agrees to pay for (i) Executive’s weekly round trip airfare between Dallas, Texas and Louisville, Kentucky and (ii) an apartment for Executive’s use in Dallas, Texas; provided, however, that Executive agrees that he will not be entitled to payment from the Company for any expenses incurred in connection with relocating his principal residence to Dallas, Texas.  Notwithstanding the foregoing provisions of this Section 1(d), Executive agrees to relocate his principal residence to Dallas, Texas in any event on or before March 31, 2007.

3.      Effect of Amendment.  Except as expressly amended, restated or consented to in this Amendment, the Employment Agreement shall continue in full force and effect.  In the event of any conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern and control.

4.      Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

5.      Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.      Severability.  If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.      Entire Agreement.  This Amendment, together with the Employment Agreement and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

CRDENTIA CORP.

By:	/s/ James D. Durham
James D. Durham
Chief Executive Officer

EXECUTIVE:

/s/ James J. TerBeest
James J. TerBeest

SIGNATURE PAGE TO AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT